EXHIBIT F

                                                              September 6, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      CinCap Madison, LLC, et al./File No. 70-

Ladies and Gentlemen:

         I am Senior Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). This opinion letter is delivered pursuant to the rules of the Commission thereunder as an exhibit to the Declaration on Form U-1 (such declaration, including any subsequent amendments thereto, the "Application") being filed today by CinCap Madison, LLC, CinCap VII, LLC and PSI Energy, Inc. ("PSI" and together with the foregoing companies, the "Applicants"), each of which is a wholly-owned subsidiary of Cinergy.

         In connection with this opinion letter, I have reviewed the Application and such other documents and made such other investigation as I consider appropriate.

         Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

1. All state laws applicable to the proposed transactions will have been complied with.

2.       Each of the Applicants is validly organized and duly existing.

3. The Madison and Henry County generating stations will be legally acquired by PSI.

4. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

         The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and legal requirements applicable thereto, including the Commission's order or orders to be issued in respect thereof.

         I am admitted to the Bars of the States of New York and Ohio. The foregoing opinions are limited to the laws of the States of New York and Ohio and the Delaware Limited Liability Company Act.

         I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                                     Very truly yours,



                                                     /s/George Dwight II